EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 27, 2014—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2013, of $14.1 million, or 41 cents per share, compared to $10.5 million, or 30 cents per share, for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2013, of $74.9 million, or $2.16 per share, compared to $64.4 million, or $1.86 per share, for the same period in the prior year. Average shares outstanding and per share amounts for all periods presented reflect the three-for-two stock split declared on Dec. 20, 2013, effective in the form of a stock dividend distributed on Feb. 7, 2014.

During the three months ended Dec. 31, 2013, the company benefitted from higher gas sales volumes of 28.1% reflecting higher customer demand in part due to colder weather during the three months ending Dec. 31, 2013, compared to the same period in the prior year. In December 2013, the average temperature was 17.7 degrees, compared to an average temperature in December 2012 of 30.2 degrees. Normal average temperature in December is 25.1 degrees.

For the twelve months ended Dec. 31, 2013, earnings increased $10.5 million compared to the same period in the prior year. This was driven primarily by an increase in gas sales volume of 25.7% in part due to colder weather in the first and fourth quarters of 2013 compared to the same periods in the prior year. Also contributing to earnings during the year was the benefit of allowance for funds used during construction for the environmental controls at the Columbia Energy Center and savings from MGE's ongoing effort to manage costs. This was partially offset by a decrease in retail electric sales driven by a return to more normal weather in 2013 compared to warmer-than-normal summer weather in 2012. The average temperature in July 2013 was 71.9 degrees compared to 79.7 degrees in July 2012.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 141,000 customers in Dane County, Wis., and purchases and distributes natural gas to 147,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended Dec. 31,	2013	2012
Operating revenue	$155,263	$137,005
Operating income	$25,962	$19,350
Net income	$14,077	$10,486
Earnings per share (basic and diluted)	$0.41	$0.30
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Twelve Months Ended Dec. 31,	2013	2012
Operating revenue	$590,887	$541,323
Operating income	$127,987	$112,763
Net income	$74,905	$64,446
Earnings per share (basic and diluted)	$2.16	$1.86
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Kraus

Manager - Media Relations | 608-252-7907